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                                                                      EXHIBIT 11


                          AER ENERGY RESOURCES, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)




                                                         PERIOD FROM
                                                        JULY 17, 1989
                               THREE MONTHS ENDED          (DATE OF
                                    MARCH 31,           INCEPTION) TO
                           --------------------------     MARCH 31,
                               1997          1996           1997
                           ------------  ------------   -------------
Weighted average common
stock outstanding........   24,349,268    19,303,197       11,634,344

Common stock issued and
stock options granted in
accordance with SAB No.
83.......................           --            --        1,423,494
                           -----------   -----------     ------------

Total....................   24,349,268    19,303,197       13,057,838
                           ===========   ===========     ============

Net loss.................  $(2,005,254)  $(1,751,103)    $(47,698,333)
                           ===========   ===========     ============

Per share amount.........  $     (0.08)  $     (0.09)    $      (3.65)
                           ===========   ===========     ============




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